Exhibit 99.1

S.Y. Bancorp Reports Record Quarterly Earnings, with Net Income Increasing 15% over Prior Year to $7.7 Million or $0.53 Per Diluted Share

Excluding Unusual Items, Net Income for the Third Quarter Increased 10% to $7.4 Million or $0.51 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 23, 2013--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record results for the third quarter and first nine months of 2013. The Company's performance continued to underscore solid contributions from key areas of the Company, including:

  Continued net loan growth as well as a stable pipeline of new loan opportunities;
  Growing confidence in credit quality that supported a lower loan loss provision compared with the prior-year quarter; and
  Higher revenue from the investment management and trust services department.

The following is a summary of the Company's reported results:

Quarter Ended September 30,	2013	2012	Change
Net income	$7,682,000	$6,682,000	15%
Net income per share, diluted	$0.53	$0.48	10%
Return on average equity	13.70%	13.31%
Return on average assets	1.35%	1.27%

Nine Months Ended September 30,	2013	2012	Change
Net income	$20,857,000	$19,287,000	8%
Net income per share, diluted	$1.47	$1.38	7%
Return on average equity	12.86%	13.20%
Return on average assets	1.27%	1.26%

The Company's results for the third quarter and first nine months of 2013 included the effect of several unusual items. Excluding these items, net income for the third quarter of 2013 and year-to-date period ended September 30, 2013, was $7.4 million or $0.51 per diluted shares and $21.1 million or $1.49 per diluted share, respectively. See reconciliation of GAAP and non-GAAP measures later in this release.

Commenting on the results, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to announce another solid quarterly performance by S.Y. Bancorp, demonstrating the diversity of our revenue streams. Continued loan growth and an ongoing improvement in credit quality, combined with an increased contribution from our investment management and trust services, helped boost our results to a record amount for the third quarter.

"During the third quarter, our loan production reached the strongest level on record for a quarter, as we closed $146 million in new loans, resulting in $42 million of net growth since June 30," Heintzman continued. "Importantly, all of our markets participated in this growth, which continues to drive earnings and a higher loan portfolio. We were particularly pleased to see our business in Oldham County gain traction following our acquisition of THE BANCorp, INC. ("BANCorp"), the holding company for THE BANK – Oldham County, in the second quarter, as both net loans and deposits have grown. Mortgage banking also has increased in our Oldham County market, along with new investment management and trust business.

"As our loan volume has strengthened, so too has our credit quality continued to signal further improvement," Heintzman added. "Non-performing loans and assets continue to decline, both in absolute terms and relative to total loans and assets. Also, leading indicators of credit quality problems, such as past due and watch list loans, continue to show positive trends. With these indications of lower risk in our loan portfolio, and consistent with the second quarter of 2013, we again were positioned to reduce our provision for loan losses compared with the prior-year quarter." Heintzman pointed out that an increase in net charge-offs for the third quarter reflected the charge down of a single non-accrual loan for which the Company had previously allocated a partial specific reserve.

In addition to the momentum seen in its banking operations, Heintzman noted that the Company's investment management and trust services department continued to make a significant contribution to earnings in the third quarter, generating a 14% increase in income. The department, which has $2.14 billion in assets under management, has benefited from new business growth as well as the strengthening of stock market conditions. It continues to rank among the top 100 bank trust departments in the nation, based on revenue. On the other hand, Heintzman said, lending volume for the Company's mortgage division slowed in the third quarter of 2013 as, consistent with national trends, refinancing activity declined in the face of rising interest rates. Purchase loan activity, however, has continued to rise, with the number of purchase loans increasing 18% in the third quarter over the year-earlier quarter and 24% for the year-to-date period.

Concluding, Heintzman said, "Our solid results for the third quarter, combined with the momentum we developed in the first half of the year, position us to build on our record of growth, profitability and improved stockholder returns for 2013. Looking ahead, we are encouraged by the pipeline of new loans, which remains consistent with the past quarter. While this pipeline only gives visibility for a few months, it still bodes well for the fourth quarter. Near term, we continue to expect further compression in net interest margin and, somewhat more broadly, we remain concerned about continued stability in the economy given current interest rate and fiscal uncertainties. Nevertheless, we see strength in our three markets and have confidence in our style of community banking, both of which are good signs for continued growth in each market."

S.Y. Bancorp's total assets increased $187.0 million or 9% at September 30, 2013, reaching $2.29 billion compared with $2.10 billion at September 30, 2012. The Company's loan portfolio increased $131.0 million or 8% to $1.71 billion at September 30, 2013, compared with $1.58 billion at September 30, 2012. Total deposits increased $192.4 million or 11% to $1.88 billion at September 30, 2013, from $1.69 billion at the end of the third quarter of 2012.

The Company's capital levels remained strong during the third quarter of 2013. The Company's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 11.21%, 13.66% and 14.91%, respectively, at September 30, 2013. Each of these ratios exceeds the required minimum of 5%, 6% and 10%, respectively, necessary to be deemed a "well-capitalized" institution – the highest capital rating for financial institutions. The ratio of tangible common equity to total tangible assets was 9.78% at September 30, 2013, compared with 9.63% at June 30, 2013, and 9.55% as of September 30, 2012. See reconciliation of GAAP and non-GAAP measures later in this release. The Company intends to maintain capital ratios at historically higher levels in light of current economic and political uncertainties and to remain well positioned to pursue expansion and other opportunities that may arise. Even with those objectives, S.Y. Bancorp has continued its efforts to enhance stockholder value through steadily increased cash dividends, raising the dividend rate five times over the past six years.

In September 2013, the Company announced that it would redeem all of its 10% fixed-rate cumulative trust preferred securities, totaling $30 million. The redemption will eliminate related future interest costs and is expected to add $0.13 to annual earnings per diluted share beginning in 2014. In connection with this, the Company will write off approximately $1.3 million in unamortized debt issuance costs. Following the redemption, the Company's capital ratios are expected to remain well in excess of the regulatory minimum for well capitalized status.

Net interest income – the Company's largest source of revenue – increased $1.2 million or 7% to $20.0 million in the third quarter of 2013 from $18.8 million in the prior-year quarter. For the first nine months of 2013, net interest income increased $1.8 million or 3% to $57.5 million from $55.6 million in the prior-year period. In the third quarter of 2013, net interest margin was 3.79% versus 3.72% in the second quarter of 2013 and 3.92% in the third quarter of 2012. Net interest margin for the first nine months of 2013 declined 21 basis points to 3.78% from 3.99% a year ago. Net interest margin in the third quarter of 2013 continued to reflect a higher amount of prepayment fees that management considers non-recurring. The Company's more normalized or core net interest margin declined to 3.63% for the third quarter of 2013 from 3.66% for the second quarter of 2013, 3.77% in the first quarter of 2013, 3.74% in the fourth quarter of 2012, and 3.85% in the third quarter of 2012 (see reconciliation of GAAP and non-GAAP measures later in this release). Management believes these core margins better indicate the increasing pressure of a low interest rate environment and a highly competitive loan market, and it currently expects margin compression to continue in 2013, resulting in core net interest margin for the full year of between 3.65% and 3.70%.

Non-performing loans (NPLs) totaled $30.5 million or 1.78% of total loans outstanding at September 30, 2013, compared with $31.5 million or 1.89% of total loans outstanding at June 30, 2013, and $31.2 million or 1.98% of total loans at September 30, 2012. Included in NPLs are loans that have been restructured totaling approximately $8.6 million at September 30, 2013, $8.6 million at June 30, 2013, and $7.5 million at September 30, 2012. These loans are performing in accordance with their restructured terms and are accruing interest. Non-performing assets (NPAs), which include NPLs and repossessed assets, were $37.0 million or 1.62% of total assets at September 30, 2013, a decrease from $39.1 million or 1.73% of total assets at June 30, 2013, and $38.1 million or 1.81% of total assets at September 30, 2012.

Net charge-offs in the third quarter of 2013 totaled $4.3 million or 0.26% of average loans, up from $1.4 million or 0.08% of average loans in the second quarter of 2013 and $3.0 million or 0.19% of average loans in the year-earlier period. The increase in net charges-offs in the third quarter of 2013 reflected the charge down of a single non-accrual loan for which the Company had previously allocated a partial specific reserve.

The Company's loan loss provision for the third quarter of 2013 was $1.3 million, level with the second quarter of 2013 and down from $2.5 million in the prior-year quarter. The allowance for loan losses stood at 1.70% of total loans as of September 30, 2013, compared with 1.92% at June 30, 2013, and 1.98% at September 30, 2012. Management continues to see favorable trends in credit quality metrics and believes the Company remains adequately reserved based on its current assessment of overall risk in the loan portfolio.

Total non-interest income decreased $143 thousand or 2% to $9.7 million in the third quarter of 2013 compared with $9.8 million for the prior-year quarter. The decline primarily reflected a decrease of $618 thousand or 48% in gains on sales of mortgage loans. Partially offsetting the decline in gains on sales of mortgage loans was a $502 thousand or 14% increase in income from investment management and trust services for the third quarter of 2013. For the first nine months of 2013, total non-interest income increased $861 thousand or 3% to $29.2 million compared with $28.3 million in the first nine months of 2012, including the bargain purchase gain of $449 thousand related to the acquisition of BANCorp during the second quarter of 2013.

Total non-interest expense increased $526 thousand or 3% to $17.6 million in the third quarter of 2013 from $17.0 million in the same period last year. The change primarily reflected a $797 thousand or 8% increase in salaries and employee benefits, a $224 thousand or 17% increase in data processing expense, and a $157 thousand or 12% increase in net occupancy expenses. The increase in salaries and employee benefits on a comparable quarterly basis was attributable largely to health insurance expense and other employee benefits as well as the addition of personnel in connection with the acquisition of BANCorp. Virtually all of the increase in data processing was due to the acquisition, reflecting the temporary operation of dual data systems, which has now ended. Approximately one-half of the increase in occupancy costs was related to the acquisition and will be ongoing. Non-interest expense for the quarter benefitted from the elimination of a $505 thousand liability for expired debit card rewards, which was partially offset by a $365 thousand write-off of other real estate owned (OREO). Regulators limit the holding period for OREO to 10 years. For the first nine months of 2013, total non-interest expense increased $3.7 million or 8% to $52.0 million compared with $48.3 million in the first nine months of 2012. In addition to the impact of usual items in the third quarter of 2013, total non-interest expense for the year-to-date period ended September 30, 2013, included acquisition-related expenses of $1.5 million. The Company's third quarter efficiency ratio was 58.72% compared with 58.91% in the third quarter of 2012.

In August 2013, S.Y. Bancorp's Board of Directors declared a quarterly cash dividend of $0.20 per common share. The latest dividend was distributed on October 1, 2013, to stockholders of record as of September 9, 2013.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $2.29 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT. The trust preferred securities of S.Y. Bancorp Capital Trust II also trade on the NASDAQ Global Select Market under the symbol SYBTP.

The following table provides a reconciliation of net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share, both non-GAAP measures. The Company provides non-GAAP earnings information to improve the comparability of its results and provide additional insight into the strength of the Company's operations.

Reconciliation of GAAP and Non-GAAP Measures (Amounts in thousands; adjustments expressed net of tax)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net income as reported	$7,682	$6,682	$20,857	$19,287
Elimination of debit card processing liability	(323)	--	(323)	--
Interest adjustment on non-accrual loan	(242)	--	(242)	--
OREO write-off per regulatory requirement	234	--	234	--
Acquisition costs, net of gain on acquisition	--	--	613	--
Adjusted net income	$7,351	$6,682	$21,139	$19,287

Earnings per diluted share as reported	$0.53	$0.48	$1.47	$1.38
Elimination of debit card processing liability	(0.02)	--	(0.02)	--
Interest adjustment on non-accrual loan	(0.02)	--	(0.02)	--
OREO write-off per regulatory requirement	0.02	--	0.02	--
Acquisition costs, net of gain on acquisition	--	--	0.04	--
Adjusted earnings per diluted share	$0.51	$0.48	$1.49	$1.38

The following table provides a reconciliation of total stockholders' equity in accordance with US GAAP to tangible common equity in accordance with applicable regulatory requirements. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio (Dollars in thousands)

	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012
Total stockholders' equity (a)	$226,535	$220,352	$201,422
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,298)	(2,445)	--
Tangible common equity (c)	$223,555	$217,225	$200,740

Total assets (b)	$2,289,755	$2,258,600	$2,102,589
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(2,298)	(2,445)	--
Tangible assets (d)	$2,286,775	$2,255,473	$2,101,907

Total stockholders' equity to total assets (a/b)	9.89%	9.76%	9.58%
Tangible common equity ratio (c/d)	9.78%	9.63%	9.55%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin. The Company provides this information to illustrate the trend in quarterly net interest margin sequentially during 2012 and 2013 and to show the impact of prepayment fees and late charges on net interest margin.

Reconciliation of Net Interest Margin to Core

	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Net interest margin	3.79%	3.72%	3.83%	3.78%	3.92%
Prepayment penalties / late charges	(0.06)	(0.04)	(0.06)	(0.04)	(0.07)
Interest adjustment on non-accrual loan	(0.07)	--	--	--	--
Accretion of fair value adjustments	(0.03)	(0.02)	--	--	--
Core net interest margin	3.63%	3.66%	3.77%	3.74%	3.85%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2013 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Income Statement Data
Net interest income, fully tax equivalent (1)	$20,270	$19,140	$58,210	$56,728
Interest income
Loans	$20,233	$19,874	$58,762	$59,227
Federal funds sold	63	82	215	216
Mortgage loans held for sale	57	98	177	217
Securities	1,914	1,638	5,241	5,207
Total interest income	22,267	21,692	64,395	64,867
Interest expense
Deposits	1,209	1,725	3,833	5,652
Federal funds purchased	9	46	26	138
Securities sold under agreements to repurchase	38	8	106	24
Federal Home Loan Bank (FHLB) advances	221	345	657	1,072
Subordinated debentures	773	773	2,318	2,341
Total interest expense	2,250	2,897	6,940	9,227
Net interest income	20,017	18,795	57,455	55,640
Provision for loan losses	1,325	2,475	4,975	9,025
Net interest income after provision for loan losses	18,692	16,320	52,480	46,615
Non-interest income
Investment management and trust income	4,017	3,515	12,032	10,675
Service charges on deposit accounts	2,348	2,161	6,592	6,341
Bankcard transaction revenue	1,087	985	3,068	2,967
Gains on sales of mortgage loans held for sale	659	1,277	2,333	2,882
Loss on the sale of securities	-	-	(5)	-
Brokerage commissions and fees	456	651	1,693	1,844
Bank owned life insurance	260	226	771	743
Gain on acquisition	-	-	449	-
Other non-interest income	825	980	2,258	2,878
Total non-interest income	9,652	9,795	29,191	28,330
Non-interest expense
Salaries and employee benefits expense	10,508	9,711	30,186	28,189
Net occupancy expense	1,522	1,365	4,188	4,198
Data processing expense	1,520	1,296	4,695	4,131
Furniture and equipment expense	269	347	846	965
FDIC insurance expense	348	398	1,055	1,095
Loss on other real estate owned	475	969	365	1,177
Acquisition costs	-	-	1,548	-
Other non-interest expenses	2,929	2,959	9,089	8,534
Total non-interest expense	17,571	17,045	51,972	48,289
Net income before income tax expense	10,773	9,070	29,699	26,656
Income tax expense	3,091	2,388	8,842	7,369
Net income	$7,682	$6,682	$20,857	$19,287

Weighted average shares - basic	14,408	13,883	14,144	13,867
Weighted average shares - diluted	14,556	13,966	14,228	13,929

Net income per share, basic	$0.53	$0.48	$1.47	$1.39
Net income per share, diluted	0.53	0.48	1.47	1.38
Cash dividend declared per share	0.20	0.19	0.60	0.57

Balance Sheet Data (at period end)
Total loans			$1,709,258	$1,578,290
Allowance for loan losses			28,990	31,245
Total assets			2,289,755	2,102,589
Non-interest bearing deposits			429,297	359,097
Interest bearing deposits			1,453,154	1,330,933
Federal Home Loan Bank advances			32,422	60,423
Subordinated debentures			30,900	30,900
Stockholders' equity			226,535	201,422
Total shares outstanding			14,554	13,895
Book value per share			15.57	14.50
Market value per share			28.33	23.66

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2013 Earnings Release

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012
Average Balance Sheet Data
Average federal funds sold	$75,705	$110,263	$93,664	$96,366
Average mortgage loans held for sale	5,685	11,776	6,661	7,771
Average securities available for sale	360,055	266,799	323,148	265,343
Average FHLB stock and other securities	7,347	6,180	6,771	6,096
Average loans	1,674,049	1,551,423	1,628,261	1,529,440
Average earning assets	2,122,841	1,940,261	2,058,505	1,898,920
Average assets	2,264,937	2,093,512	2,193,010	2,051,312
Average interest bearing deposits	1,453,534	1,330,877	1,414,453	1,308,372
Average total deposits	1,867,229	1,677,819	1,807,772	1,638,030
Average securities sold under agreement
to repurchase	64,652	57,878	58,881	59,507
Average federal funds purchased and
other short term borrowings	19,628	19,366	20,370	20,084
Average Federal Home Loan Bank advances	31,970	60,424	31,904	60,426
Average subordinated debentures	30,900	30,900	30,900	31,666
Average interest bearing liabilities	1,600,684	1,499,445	1,556,508	1,480,055
Average stockholders' equity	222,528	199,766	216,879	195,217

Performance Ratios
Annualized return on average assets	1.35%	1.27%	1.27%	1.26%
Annualized return on average equity	13.70%	13.31%	12.86%	13.20%
Net interest margin, fully tax equivalent	3.79%	3.92%	3.78%	3.99%
Non-interest income to total revenue, fully
tax equivalent	32.26%	33.85%	33.40%	33.31%
Efficiency ratio	58.72%	58.91%	59.46%	56.77%

Capital Ratios
Average stockholders' equity to average assets	9.82%	9.54%	9.89%	9.52%
Tier 1 risk-based capital			13.66%	13.09%
Total risk-based capital			14.91%	14.35%
Leverage			11.21%	10.76%

Loans by Type
Commercial and industrial			$500,478	$419,568
Construction and development			135,786	138,165
Real estate mortgage - commercial investment			429,832	417,357
Real estate mortgage - owner occupied commercial			326,523	301,017
Real estate mortgage - 1-4 family residential			180,162	158,013
Home equity - first lien			38,364	36,480
Home equity - junior lien			63,983	67,312
Consumer			34,130	40,378

Asset Quality Data
Allowance for loan losses to total loans			1.70%	1.98%
Allowance for loan losses to average loans	1.73%	2.01%	1.78%	2.04%
Allowance for loan losses to non-performing loans			95.10%	100.19%
Nonaccrual loans			$20,284	$22,448
Troubled debt restructuring			8,585	7,511
Loans - 90 days past due & still accruing			1,615	1,228
Total non-performing loans			30,484	31,187
OREO and repossessed assets			6,565	6,939
Total non-performing assets			37,049	38,126
Non-performing loans to total loans			1.78%	1.98%
Non-performing assets to total assets			1.62%	1.81%
Net charge-offs to average loans (2)	0.26%	0.19%	0.48%	0.49%
Net charge-offs	$4,315	$3,003	$7,866	$7,525

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2013 Earnings Release

	Five Quarter Comparison
	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Income Statement Data
Net interest income, fully tax equivalent (1)	$20,270	$19,229	$18,711	$18,925	$19,140
Net interest income	$20,017	$18,975	$18,463	$18,310	$18,795
Provision for loan losses	1,325	1,325	2,325	2,475	2,475
Net interest income after provision for loan losses	18,692	17,650	16,138	15,835	16,320
Investment management and trust income	4,017	4,129	3,886	3,603	3,515
Service charges on deposit accounts	2,348	2,244	2,000	2,175	2,161
Bankcard transaction revenue	1,087	1,020	961	1,018	985
Gains on sales of mortgage loans held for sale	659	807	867	1,439	1,277
Loss on the sale of securities	-	(5)	-	-	-
Brokerage commissions and fees	456	622	615	749	651
Bank owned life insurance	260	259	252	263	226
Gain on acquisition	-	449	-	-	-
Other non-interest income	825	786	647	880	980
Total non-interest income	9,652	10,311	9,228	10,127	9,795
Salaries and employee benefits expense	10,508	10,021	9,657	9,771	9,711
Net occupancy expense	1,522	1,435	1,231	1,453	1,365
Data processing expense	1,520	1,819	1,356	1,147	1,296
Furniture and equipment expense	269	286	291	341	347
FDIC Insurance expense	348	357	350	399	398
Loss (gain) on other real estate owned	475	(74)	(35)	233	969
Acquisition costs	-	1,548	-	-	-
Other non-interest expenses	2,929	3,430	2,729	3,839	2,959
Total non-interest expense	17,571	18,822	15,579	17,183	17,045
Net income before income tax expense	10,773	9,139	9,787	8,779	9,070
Income tax expense	3,091	2,732	3,019	2,265	2,388
Net income	$7,682	$6,407	$6,768	$6,514	$6,682

Weighted average shares - basic	14,408	14,203	13,814	13,901	13,883
Weighted average shares - diluted	14,556	14,243	13,851	13,955	13,966

Net income per share, basic	$0.53	$0.45	$0.49	$0.47	$0.48
Net income per share, diluted	0.53	0.45	0.49	0.47	0.48
Cash dividend declared per share	0.20	0.20	0.20	0.20	0.19

Balance Sheet Data (at period end)
Cash and due from banks	$47,048	$41,480	$31,715	$42,610	$35,032
Federal funds sold	23,472	36,177	27,745	25,093	17,351
Mortgage loans held for sale	3,829	7,080	4,576	14,047	13,417
Securities available for sale	401,063	402,807	362,904	386,440	360,946
FHLB stock and other securities	7,347	7,347	6,180	6,180	6,180
Total loans	1,709,258	1,666,991	1,600,960	1,584,594	1,578,290
Allowance for loan losses	28,990	31,980	32,022	31,881	31,245
Total assets	2,289,755	2,258,600	2,121,066	2,148,262	2,102,589
Non-interest bearing deposits	429,297	412,584	376,972	396,159	359,097
Interest bearing deposits	1,453,154	1,452,260	1,359,912	1,385,534	1,330,933
Securities sold under agreements to repurchase	56,225	56,554	50,879	59,045	54,127
Federal funds purchased	31,861	28,782	36,821	16,552	19,308
Federal Home Loan Bank advances	32,422	31,859	31,872	31,882	60,423
Subordinated debentures	30,900	30,900	30,900	30,900	30,900
Stockholders' equity	226,535	220,352	208,897	205,075	201,422
Total shares outstanding	14,554	14,509	13,958	13,915	13,895
Book value per share	15.57	15.19	14.97	14.74	14.50
Market value per share	28.33	24.53	22.50	22.42	23.66

Capital Ratios
Average stockholders' equity to average assets	9.82%	9.96%	9.89%	9.60%	9.54%
Tier 1 risk-based capital	13.66%	13.75%	13.60%	13.17%	13.09%
Total risk-based capital	14.91%	15.00%	14.86%	14.42%	14.35%
Leverage	11.21%	11.26%	11.11%	10.79%	10.76%

S.Y. Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2013 Earnings Release

	Five Quarter Comparison
	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Average Balance Sheet Data
Average federal funds sold	$75,705	$95,029	$110,472	$145,946	$110,263
Average mortgage loans held for sale	5,685	6,471	7,851	13,418	11,776
Average investment securities	367,402	338,020	283,411	273,903	266,799
Average loans	1,674,049	1,644,886	1,585,326	1,573,469	1,583,269
Average earning assets	2,122,841	2,073,415	1,979,128	1,991,271	1,940,261
Average assets	2,264,937	2,206,477	2,105,996	2,129,501	2,093,512
Average interest bearing deposits	1,453,534	1,427,469	1,361,349	1,346,908	1,330,877
Average total deposits	1,867,229	1,821,671	1,732,947	1,723,811	1,677,819
Average securities sold under agreement to repurchase	64,652	54,576	57,335	60,918	57,878
Average federal funds purchased and other short term borrowings	19,628	21,839	19,643	17,487	19,366
Average Federal Home Loan Bank advances	31,970	31,864	31,876	59,180	60,424
Average subordinated debentures	30,900	30,900	30,900	30,900	30,900
Average interest bearing liabilities	1,600,684	1,566,648	1,501,103	1,515,393	1,499,445
Average stockholders' equity	222,528	219,871	208,201	204,502	199,766

Performance Ratios
Annualized return on average assets	1.35%	1.16%	1.30%	1.22%	1.27%
Annualized return on average equity	13.70%	11.69%	13.18%	12.67%	13.31%
Net interest margin, fully tax equivalent	3.79%	3.72%	3.83%	3.78%	3.92%
Non-interest income to total revenue, fully tax equivalent	32.26%	34.91%	33.03%	34.86%	33.85%
Efficiency ratio	58.72%	63.72%	55.76%	59.15%	58.91%

Loans by Type
Commercial and industrial	$500,478	$474,255	$455,258	$426,930	$419,568
Construction and development	135,786	133,464	125,624	131,253	138,165
Real estate mortgage - commercial investment	429,832	419,035	412,954	414,084	417,357
Real estate mortgage - owner occupied commercial	326,523	321,518	306,924	304,114	301,017
Real estate mortgage - 1-4 family residential	180,162	180,700	165,179	166,280	158,013
Home equity - 1st lien	38,364	38,598	37,182	39,363	36,480
Home equity - junior lien	63,983	65,486	62,896	65,790	67,312
Consumer	34,130	33,935	34,943	36,780	40,378

Asset Quality Data
Allowance for loan losses to total loans	1.70%	1.92%	2.00%	2.01%	1.98%
Allowance for loan losses to average loans	1.73%	1.94%	2.02%	2.03%	1.97%
Allowance for loan losses to non-performing loans	95.10%	101.63%	95.55%	106.10%	100.19%
Nonaccrual loans	$20,284	$20,886	$20,561	$18,360	$22,448
Troubled debt restructuring	8,585	8,565	10,999	10,969	7,511
Loans - 90 days past due & still accruing	1,615	2,017	1,952	719	1,228
Total non-performing loans	30,484	31,468	33,512	30,048	31,187
OREO and repossessed assets	6,565	7,619	5,720	7,364	6,939
Total non-performing assets	37,049	39,087	39,232	37,412	38,126
Non-performing loans to total loans	1.78%	1.89%	2.09%	1.90%	1.98%
Non-performing assets to total assets	1.62%	1.73%	1.85%	1.74%	1.81%
Net charge-offs to average loans (2)	0.26%	0.08%	0.14%	0.12%	0.19%
Net charge-offs	$4,315	$1,367	$2,184	$1,839	$3,003

Other Information
Total assets under management (in millions)	$2,140	$2,047	$2,009	$1,961	$1,923
Full-time equivalent employees	510	511	488	495	490

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Interim ratios not annualized

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer